Exhibit 10.3
April 17, 2009
Edward Morgan
7102 Commerce Way
Brentwood, TN 37027
Re: Termination of Employment
Dear Ed:
     This letter will confirm the terms of the agreement (the “Agreement”) between you, EDWARD MORGAN, and Delek US Holdings, Inc. and/or any of its wholly-owned subsidiaries (collectively the “Company”). The terms of this letter shall be effective upon the date of the last signature below.
     1. You have submitted, and the Company has accepted, your resignation from employment with the Company effective as of the close of business on May 11, 2009. In return for your agreement to the terms set forth herein, the Company will (a) pay you a severance payment of $105,000 (representing $15,000 for each of your seven years of service) upon the termination of your employment and (b) pay you for all accrued but unused vacation within five business days after the termination of employment. The foregoing sums shall be offset by any amounts that you may owe the Company at the time of termination including, without limitation, taxes due on restricted stock units. Your current health and life insurance benefits shall continue in full force and effect through May 31, 2009.
     2. Except for the laptop computer assigned to you (Dell Latitude 430) which you may retain, you will return any Company property in your possession, custody, or control including, without limitation, any documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, security cards, credit cards, and other data.
     3. On behalf of yourself and your heirs, representatives, and assigns, you discharge and release the Company and its affiliates and agents (collectively the “Released Parties”) from all claims, obligations, and demands that you had, have, or may have arising out of or related to your employment and/or the termination of your employment. Without limiting the generality of the foregoing, you discharge and release any claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Tennessee Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (except with respect to benefits to which you have a vested entitlement), and all other federal, state, and local laws including any laws regarding wrongful discharge, breach of contract, retaliation, infliction of emotional distress (collectively, the “Released Claims”).
     4. You agree and understand that the effect of this Agreement is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that you had, have, or may have, whether known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect. The foregoing includes, without limitation, any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, past and future employee benefits (except to which there is vested entitlement) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind arising out of or related in any way to your employment by the Company and/or the termination of such employment. However, you do not by virtue of this Agreement waive or release any claims that arise after your signature below.
     5. You will not initiate, or cause to be initiated, any lawsuit based on the Released Claims. Except as prohibited by law, you will indemnify the Company and all other Released Parties for any sum of money that any of them may hereafter be compelled to pay you, your heirs, representatives, or assigns and any of the Company’s legal fees and/or costs associated therewith on account you bringing or allowing to be brought on your behalf legal action based upon the Released Claims. Furthermore, you understand and agree that this Agreement does not constitute any admission by the Company of any liability or of any violation of any federal, state, or local laws.
     6. In further consideration for your general release of claims against the Company, the Company forever waives and releases any and all known claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that it had, has, or may have against you for any liability, whether vicarious, derivative, direct, or indirect. However, the Company does not by virtue of this Agreement waive or release any claims that arise after its signature below. The Company will not initiate, or cause to be initiated, any lawsuit based on claims that it knows (or reasonably should have known) arose before the date of this Agreement. Except as prohibited by law, the Company will indemnify you for any sum of money that you may hereafter be compelled to pay the Company, its representatives, or assigns and any of your legal fees and/or costs associated therewith on account of the Company bringing or allowing to be brought on its behalf legal action based upon claims otherwise barred by this Agreement. The Company understands and agrees that this Agreement does not constitute any admission by you of any liability or of any violation of any federal, state, or local laws.
     7. You will at all times maintain strict confidentiality of, and will not use or disclose, information or ideas of a confidential or proprietary nature which pertain to Company’s business, financial, legal, marketing, administrative, personnel, trade secrets (including, but not limited to, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing, technical systems and practices, customers, sales history and financial health) and “material non-public information” as defined under federal securities law as well as such information of third parties which has been provided to Company in confidence (collectively “Confidential Information”). All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. You specifically agree that, if you violate this confidentiality obligation, in addition to any other rights and remedies available under applicable law, the Company will have the contractual right to recover from you its actual damages not to exceed the amount of any payments made under this Agreement by recoupment, restitution, set-off, or otherwise as permitted by law.
     8. You and the Company will treat the terms, conditions, amount, and circumstances relating to this Agreement as confidential, except as disclosure may be required by applicable law. You may disclose the terms of this Agreement to your tax advisor or counsel, provided that they agree to maintain the confidentiality of this Agreement. If you are required to make any disclosure required by law, you agree to inform the Company immediately and prior to any such disclosure. Obligations under this paragraph shall terminate to the extent that information contained herein is made public by the Company in the course of its compliance with public disclosure obligations.
     9. You shall have a period of up to 21 calendar days in which to consider entering into this Agreement. You acknowledge that you have had the opportunity to read and review this Agreement and seek legal advice. You freely and voluntarily, and without coercion, agree to and understand the significance and consequences of the terms of this Agreement. Following the date of your signature below, you shall have a period of 7 calendar days within which to revoke your acceptance of this Agreement, in which case this Agreement shall be null and void. If you do not exercise your right to revoke this Agreement within 7 calendar days of your signature, this Agreement shall be held in full force and effect and each party shall be obligated to comply with its requirements. The parties agree that any changes made to this Agreement (whether material or immaterial) as a result of the negotiation of the parties do not restart the running of the 21-day period noted above.
     10. You will not engage in any conduct, verbal or otherwise, that would disparage or harm the reputation of the Company and any of the other Released Parties. Such conduct shall include, without limitation, any negative statements made verbally or in writing by you about the Company or any of the Released Parties.
     11. For a period of Twelve (12) months following the termination of your employment, you will not contact or solicit, directly or indirectly, for any sales-related business purpose, any customer or client of the Company or its affiliates as of the termination of your employment.
     12. For a period of Twelve (12) months following the termination of your employment, you will not (and you will not assist others to) directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company or its affiliates to leave employment with the Company or its affiliates. However, this paragraph does not prohibit you or your new employer from hiring or employing an individual that contacts you on his/her own initiative without any direct or indirect solicitation by you other than customary forms of general solicitation such as newspaper advertisements or internet postings.
     13. As part of your employment, you acknowledge and agree that you have obtained knowledge, information, and expertise regarding the operations of the Company that may be useful to the Company in prosecuting, defending and otherwise managing current and future litigation matters by or against the Company. Therefore, you agree to cooperate fully and assist the Company to the best of your abilities in connection with any such matters including making yourself reasonably available to assist in the Company’s defense. The Company will pay you for your time expended at an hourly rate equivalent to your then-current base compensation divided by 2,000. The Company shall also pay any out-of-pocket expenses you incur in connection with your assistance. The foregoing is not intended to reward you for any particular testimony or to limit in any manner your truthful testimony in any proceeding.
     14. In response to inquiries from your prospective employers, you agree that the Company may provide your dates of employment with the Company, job titles while employed by the Company, and final salary. You agree to advise any prospective employers to contact the

Human Resources Department of the Company with regard to any references or other inquiries. Each party agrees that it will not disparage the other or indicate (explicitly or implicitly) that your departure was involuntary.
     15. Except with respect to the release of claims provided for above, the provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions. To the extent that a court of competent jurisdiction deems any provision of this Agreement unenforceable (except the release of claims), such court shall modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by such court. If this Agreement is not enforceable in whole or in part after such severance or reformation, the Company shall have a contractual right of restitution, recoupment, and set-off to recover from you any consideration paid to you under this Agreement.
     16. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all previous agreements and understandings between the parties including, without limitation, the letter agreement dated May 25, 2005. This agreement may not be modified except in a writing signed by both parties. This agreement shall be governed by and construed in accordance with the laws of the State of Tennessee and without regard to any rule of construction under which an agreement may be construed against the drafter or any rule regarding conflicts of law. Any dispute arising under this agreement must be adjudicated in the courts of competent jurisdiction located in Williamson County, Tennessee, and the parties hereby agree to such courts’ exercise of exclusive personal jurisdiction over them.
     I have carefully read this agreement. I hereby accept and agree to all of the terms and conditions of this agreement.

DELEK US HOLDINGS, INC.

/s/ Joane Walker By: Joane Walker	/s/ Edward Morgan EDWARD MORGAN
Title: V.P. / C.AO.	Date: April 17, 2009
Date: April 17, 2009

/s/ Kathy Roadarmel By: Kathy Roadarmel
Title: V.P. of Human Resources
Date: April 17, 2009